Exhibit 10.1

Second Amendment to Loan and Security Agreement

                This Second Amendment to Loan and Security Agreement (this “Second Amendment”) made and entered into as of the 21st day of December, 2004, is by and between LASALLE BANK NATIONAL ASSOCIATION, a national banking association (“LENDER”), having its principal place of business at 135 South LaSalle Street, Chicago, Illinois 60603-4105, and VITA FOOD PRODUCTS, INC., a Nevada corporation, with its chief executive office located at 2222 West Lake Street, Chicago, Illinois 60612 (“Vita Food”), VIRGINIA HONEY COMPANY, INC., a Virginia corporation, with its chief executive office located at 2222 West Lake Street, Chicago, Illinois 60612 (“Virginia Honey”), THE HALIFAX GROUP, INC., a Georgia corporation, with its chief executive office located at 2222 West Lake Street, Chicago, Illinois 60612 (“Halifax”), and VITA SPECIALTY FOODS, INC., a Delaware corporation, with its chief executive office located at 2222 West Lake Street, Chicago, Illinois 60612  (“Specialty Foods”) (Vita Food, Virginia Honey, Halifax and Specialty Foods are individually a “Borrower” and collectively the “Borrowers”).

W I T N E S S E T H:

WHEREAS, prior hereto, Lender provided certain loans, extensions of credit and other financial accommodations (the “Financial Accommodations”) to Borrowers pursuant to (a) that certain Loan and Security Agreement dated as of September 5, 2003, as amended by that certain First Amendment to Loan and Security Agreement dated as of November 5, 2004, each by and between Lender and Borrowers (as further amended or restated from time to time, the “Loan Agreement”), and (b) the other documents, agreements and instruments referenced in the Loan Agreement or executed and delivered pursuant thereto;

WHEREAS, Borrowers have requested that Lender, among other things, (i) extend the maturity date of the Revolving Loans to January 31, 2006, and (ii) modify certain financial covenants (collectively the “Additional Financial Accommodations”); and

                WHEREAS, Lender is willing to provide the Additional Financial Accommodations, but solely on the terms and subject to the provisions set forth in this Second Amendment and the other agreements, documents and instruments referenced herein or executed and delivered pursuant hereto.

NOW, THEREFORE, in consideration of the foregoing, the mutual promises and understandings of the parties hereto set forth herein and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, Lender and Borrowers hereby agree as set forth in this Second Amendment.

I.              Definitions.

                A.            Use of Defined Terms.  Except as expressly set forth in this Second Amendment, all terms which have an initial capital letter where not required by the rules of grammar are used herein as defined in the Loan Agreement.

                B.            Amended Definitions.  Effective as of the date of this Second Amendment, Section 1.1 of the Loan Agreement is hereby amended by deleting the definitions of “Revolving Loan Termination Date”, “Revolving Note” and “Tangible Net Worth Benchmark” and substituting therefor the following, respectively:

                “Revolving Loan Termination Date”: shall mean January 31, 2006.

                “Revolving Note”: shall mean that certain Revolving Note dated as of December 21, 2004, executed and delivered by Borrowers to Lender in a maximum aggregate principal amount not to exceed $8,500,000.00, as amended, renewed, restated or replaced from time to time.

                “Tangible Net Worth Benchmark”: shall mean: (i) negative One Million Eight Hundred Thousand and no/100 Dollars (-$1,800,000.00) as of December 31, 2004, (ii) negative One Million Nine Hundred Thousand and no/100 Dollars  (-$1,900,000.00) as of March 31, 2005, through September 30, 2005, and (iii) negative Eight Hundred Thousand and no/100 Dollars (-$800,000.00) as of December 31, 2005, and at all times thereafter.

II.            Amendments to Loan Agreement.  Effective as of the date of this Second Amendment, Section 9.4 of the Loan Agreement is hereby amended by deleting Section 9.4 of the Loan Agreement in its entirety and substituting therefor the following:

“9.4         Financial Covenants.  During the term of this Loan Agreement, and thereafter for so long as there are any outstanding Liabilities owed to Lender, Borrowers covenant that they shall:

                        (A)          Tangible Net Worth.  Maintain a minimum Tangible Net Worth of not less than the Tangible Net Worth Benchmark tested as of the last day of each calendar quarter.

                        (B)           Cash Flow Coverage Ratio.  Not permit Borrowers’ Cash Flow Coverage Ratio, calculated on a trailing twelve (12) month basis, to be less than: (i) 0.50 to 1.00 as of March 31, 2005, (ii) 0.65 to 1.00 as of June 30, 2005, (iii) 0.70 to 1.00 as of September 30, 2005, and (v) 1.10 to 1.00 as of December 31, 2005, or as of the last day of each calendar quarter thereafter.

                        (C)           Minimum EBITDA.  Borrowers shall maintain EBITDA of not less than: (i) Eight Hundred Fifty Thousand and no/100 Dollars ($850,000.00) as of December 31, 2004, (ii) One Million Two Hundred Thousand and no/100 Dollars ($1,200,000.00) as of March 31, 2005, (iii) One Million Four Hundred Thousand and no/100 Dollars ($1,400,000.00) as of June 30, 2005, (iv) Two Million and no/100 Dollars ($2,000,000.00) as of September 30, 2005, and (v) Three Million and no/100 Dollars ($3,000,000.00) as of December 31, 2005.  The December 31, 2004 EBITDA shall be calculated for the three (3) month period ending December 31, 2004.  Thereafter, EBITDA shall be calculated on a trailing twelve (12) month basis.”

III.           Conditions Precedent. Lender’s obligation to provide the Additional Financial Accommodations to Borrowers is subject to the full and timely performance of the following covenants prior to or contemporaneously with the execution of this Second Amendment:

A.            Borrowers executing and delivering, or causing to be executed and delivered to Lender, the following documents, each of which shall be in form and substance acceptable to Lender:

(i)                                     An original executed Revolving Note;

(ii)                                  An original Secretary’s Certificate of even date herewith executed by the Secretary of each Borrower to Lender; and

(iii)                             such other agreements, documents and instruments as Lender may reasonably request;

B.            No Unmatured Event of Default or Event of Default exists under the Loan Agreement, as amended by this Second Amendment, or the Other Agreements;

C.            No claims, litigation, arbitration proceedings or governmental proceedings not disclosed in writing to Lender prior to the date of hereof shall be pending or known to be threatened against Borrowers and no known material development not so disclosed shall have occurred in any claims, litigation, arbitration proceedings or governmental proceedings so disclosed which in the opinion of Lender is likely to materially or adversely affect the financial position or business of any Borrower or the capability of any Borrower to pay its obligations and liabilities to Lender; and

D.            There shall have been no material or adverse change in the business, financial condition or results of operations since the date of each Borrower’s most recently delivered financial statements to Lender.

IV.           Conflict.  If, and to the extent, the terms and provisions of this Second Amendment contradict or conflict with the terms and provisions of the Loan Agreement, the terms and provisions of this Second Amendment shall govern and control; provided, however, to the extent the terms and provisions of this Second Amendment do not contradict or conflict with the terms and provisions of the Loan Agreement, the Loan Agreement, as amended by this Second Amendment, shall remain in and have its intended full force and effect, and Lender and Borrowers hereby affirm, confirm and ratify the same.

V.            Severability.  Wherever possible, each provision of this Second Amendment shall be interpreted in such manner as to be valid and enforceable under applicable law, but if any provision of this Second Amendment is held to be invalid or unenforceable by a court of competent jurisdiction, such provision shall be severed herefrom and such invalidity or unenforceability shall not affect any other provision of this Second Amendment, the balance of which shall remain in and have its intended full force and effect.  Provided, however, if such provision may be modified so as to be valid and enforceable as a matter of law, such provision shall be deemed to be modified so as to be valid and enforceable to the maximum extent permitted by law.

VI.           Reaffirmation.  Borrowers hereby reaffirm and remake all of the representations, warranties, covenants, duties, obligations and liabilities contained in the Loan Agreement, as amended hereby.

VII.          Fees, Costs and Expenses.  Borrowers agree to pay, upon demand, all fees, costs and expenses of Lender, including, but not limited to, reasonable attorneys’ fees, in connection with the preparation, execution, delivery and administration of this Second Amendment and the other agreements, documents and instruments executed and delivered in connection herewith or pursuant hereto.

VIII.        Choice of Law.  This Second Amendment has been delivered and accepted in Chicago, Illinois, and shall be governed by and construed in accordance with the laws of the State of Illinois, regardless of the laws that might otherwise govern under applicable principles of conflicts of law as to all matters, including matters of validity, construction, effect, performance and remedies.

IX.           Counterpart.  This Agreement may be executed in two or more counterparts, each of which will be deemed an original, but all of which together will constitute one and the same instrument.

X.            Waiver of Jury Trial.  BORROWERS AND LENDER EACH HEREBY WAIVE THEIR RESPECTIVE RIGHT TO TRIAL BY JURY.

[signature page follows]

IN WITNESS WHEREOF, Lender and Borrowers have caused this Second Amendment to be executed and delivered by their duly authorized officers as of the date first set forth above.

LASALLE BANK NATIONAL ASSOCIATION,		VITA FOOD PRODUCTS, INC.,
a national banking association		a Nevada corporation

By:	/s/ Sara A. Huizinga	By:	/s/ Stephen D. Rubin
Name:	Sara A. Huizinga	Name:	Stephen D. Rubin
Title:	Assistant Vice President	Title:	President

VIRGINIA HONEY COMPANY, INC.,
a Virginia corporation

		By:	/s/ Clark L. Feldman
		Name:	Clark L. Feldman
		Title:	Executive Vice President

THE HALIFAX GROUP, INC.,
a Georgia corporation

		By:	/s/ Clifford Bolen
		Name:	Clifford Bolen
		Title:	Treasurer & Secretary

VITA SPECIALTY FOODS, INC.,
a Delaware corporation

		By:	/s/ Clifford Bolen
		Name:	Clifford Bolen
		Title:	Assistant Secretary